Exhibit 10.17
Letter Agreement
This Letter Agreement is made and entered by and between Electronic Day Trader, Inc. (“EDT”), 3665 Merrick Road, Seaford, New York, 11783, Richard Buccellato (“Buccellato”) whose address is 9 Hidden Hollow, Holmdel, New Jersey, 07733 and Michael Galvis (“Galvis”), whose address is 12215 Park Forest Drive, Dallas, Texas, 75230, collectively referred to herein as the “Parties”, for the following purposes:
RECITALS
Whereas, Galvis and Electronic Day Trader, Inc., by and through Richard Buccellato as Attorney-in-Fact pursuant to that certain Power of Attorney with the Effective Date of March 21, 2006, are 50/50 co-owners and members of NYTEX Petroleum, LLC (“NYTEX” or the “Company”) holding membership certificates of 500 units each out of 1000 units total.
Whereas, Galvis and Buccellato initiated NYTEX with various verbal terms and understandings.
Whereas, Galvis and Buccellato have clarified, modified, added to and memorialized such terms and understandings via that certain Letter Agreement dated September 11, 2007.
Whereas, Galvis, Buccellato, and EDST all wish to clarify, modify, add to and memorialize such clarified, modified and new terms and understandings as an amendment to the September 11, 2007 Letter Agreement which shall amend and supersede the terms thereof.
TERMS
Now therefore, the Parties agree to the following terms, conditions, modifications and amendments:
1.	Operational Plan. NYTEX was created to build oil and gas and related assets and realize cash profits for the LLC members by 1) generating in-house, developing with, and purchasing from third parties oil and gas drilling prospects, leasehold interests, producing properties, equities in oil and gas related companies and mid-stream projects, placing added value and syndicating and/or selling such value-added assets and projects to investors, oil and gas investment companies, and other interested, suitable parties, and 2) providing energy services for retail investment funds.

2.	Line of Credit. The following terms shall govern the Operating Line of Credit provided by Buccellato for the benefit of the Company:
a.	The Buccellato Operating Line of Credit shall terminate upon the execution of this Letter Agreement by all Parties hereto.

b.	The Parties hereto agree and acknowledge that NYTEX shall be responsible for and shall pay in full the outstanding balance of Two Hundred Ninety Five Thousand Dollars and no/100s ($295,000.00) and all accrued monthly interest on the outstanding balance of the Line of Credit; said principal and interest shall be paid in full by NYTEX within ninety (90) days of the Effective Date of this Agreement or upon the completion of NYTEX Energy Holdings, Inc $4.4 million funding.

c.	Until paid in full as provided herein, the Line of Credit shall continue to be secured by the assets of NYTEX and be personally guaranteed by Buccellato and Galvis in such a manner that each party personally guarantees Fifty percent (50%) of the amount Line of Credit utilized and owed by the Company, but shall not be personally liable for the other half. On execution of this document, each party agrees to his or its 50% personal guarantee of the Line of Credit contained herein.
3.	Plan of Merger. The parties hereto have agreed to explore a Plan of Merger, a copy of which is in the official corporate books of the Company located at the Dallas, Texas offices of NYTEX, whereby NYTEX shall a) acquire Clearsight Holdings, Inc., and b) the name of Clearsight Holdings, Inc. shall be changed to NYTEX Energy Holdings, Inc., and c) NYTEX Petroleum, LLC shall merge into NYTEX Energy Holdings, Inc. via a reverse merger. Pursuant to the Plan of Merger, both Galvis and EDT will surrender their NYTEX membership certificates back to NYTEX treasury; said surrender to be made concurrently with the execution of this Agreement. Further, pursuant to the proposed Plan of Merger, EDT and Buccellato by surrendering their shares to the treasury, have no further obligation in the managing of past, current and future assets and hereby officially resign in any management capacity. For and in consideration of Galvis’, EDT’s, and Buccellato’s surrender of the current Membership Certificates evidencing ownership of NYTEX Petroleum, LLC, the following persons shall be issued shares of SEC Rule 144 common stock of NYTEX Energy Holdings, Inc. in the following amounts listed herein with the corresponding percentages representative of the issued and outstanding common stock, excluding warrants, at the completion of the merger, after which all will be subject to dilution:

Michael Galvis: 20,000,000 shares — 49.34%
Richard Buccellato: 3,952,357 shares — 9.75%
Stan Zolek: 1,013,425 shares — 2.5%
Robert Pellegrino: 1,013,425 shares — 2.5%
Bill Brehmer: 2,026,850 shares — 5%
Georgiana Hanes: 2,026,850 shares — 5%

At such time as EDT surrenders its Membership Certificate to NYTEX treasury, EDT shall also resign as Manager of NYTEX. EDT or Buccellato have no affiliation or input into NYTEX Energy Holdings Business Plan and future plans for the initial public company or offering.
4.	Option to Reacquire Interest in NYTEX Petroleum LLC. Although it is anticipated that the NYTEX Energy Holdings, Inc. Business plan and Plan of Merger is will be fulfilled and that NYTEX Petroleum, LLC will fund the $4.4 million NYTEX Energy

Holdings, Inc. Business Plan and that NYTEX Energy Holdings, Inc. shall become a publicly traded entity, the parties hereto agree that in the event that NYTEX Petroleum, LLC fails to fund the $4.4 million NYTEX Energy Holdings, Inc. Business Plan within one hundred and eighty (180) days from the Effective Date hereof, then EDT and Galvis shall each have the right and option (the “NYTEX Option”), but not the requirement or obligation, to acquire from NYTEX Petroleum, LLC the 50% Membership Interests each surrendered to NYTEX treasury pursuant to this Agreement; further, upon EDT’s exercise of this NYTEX Option, EDT shall be appointed and reinstated as Manager of NYTEX effective as of the date EDT exercises the NYTEX Option. The NYTEX Option shall terminate upon the earlier of: a) the funding of the $4.4 million NYTEX Energy Holdings, Inc. Business Plan and performance of the Business Plan, including payment of the $295,000 Line of Credit pursuant to paragraph 2 of this Agreement or b) Six (6) Months from the Effective Date hereof.

5.	Option to Acquire Interest in NYTEX Energy Holdings, Inc. Although it is anticipated that the NYTEX Energy Holdings, Inc. Business plan and Plan of Merger is fulfilled and that NYTEX Energy Holdings, Inc. shall become a publicly traded entity, the parties hereto agree that in the event NYTEX Energy Holdings, Inc. fails to become a publicly traded entity within one (1) year of the Effective Date hereof, then EDT shall have the right and option (the “NYTEX Inc. Option”), but not the requirement or obligation, to acquire from Michael Galvis so much of the issued and outstanding common stock of NYTEX Energy Holdings, Inc. so that the NYTEX Energy Holdings, Inc. stock ownership percentage of EDT and Buccellato combined shall equal the stock ownership percentage of Michael Galvis. The Option shall terminate upon the earlier of: a) NYTEX Energy Holdings, Inc. becoming a publicly traded entity, as herein defined or b) Twelve (12) Months from the Effective Date hereof. EDT and Buccellato have the right to extend the 12 month NYTEX Inc. option Further, prior to the termination of the Option, Galvis agrees not to pledge, encumber, or otherwise burden or transfer any stock issued to him by NYTEX Energy Holdings, Inc. For the purposes of this Agreement, a “publicly traded entity” means a company which has issued securities through an offering and which are traded on the open market, such market being a public exchange located in the United States and regulated by the Securities & Exchange Commission

6.	Distributions. The Parties hereto agree that current accounts receivable and revenue of NYTEX Petroleum, LLC received or derived from Oil2 Holdings, Inc. shall be distributed as received to the Parties in their respective 50/50 interests and shall not be encompassed or affected by the Plan of Merger. (Michael Galvis 50% and EDT 50%) The total anticipated amount of Oil2 revenue to be approximately One Million Dollars ($1,000,000.00).

7.	The terms and provisions hereof shall be binding upon and shall inure to the benefit of successors and assigns. The Parties hereto agree to place this Letter Agreement into the corporate records of the Company and agree to be bound by same as if this Agreement was part of the Regulations of the Company.

8.	Unless specifically addressed and amended herein, the terms of the September 11, 2007 Letter Agreement shall remain in force and effect.

9.	This Agreement may be executed in counterparts, which collectively shall be considered a single document.
EXECUTED AND EFFECTIVE on this 25th day of August, 2008.

/s/ Michael Galvis Michael Galvis
Individually and as Manager of NYTEX Petroleum, LLC

/s/ Stan Zolek Electronic Day Trader, Inc.
By Stan Zolek
Its: President
Individually and as Manager of NYTEX Petroleum, LLC

/s/ Richard Buccellato Richard Buccellato
Individually and as Attorney in Fact for Electronic Day Trader, Inc.